Exhibit 10.12
ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) dated as of September 30, 2005, is entered into by and between Jerome B. Richter (“Richter”), Penn Octane Corporation (“Penn Octane”), and the undersigned holders ("Noteholders") of promissory notes of Penn Octane due on December 15, 2005 (“Promissory Notes”), on the one hand, and The Law Offices of Kevin W. Finck as collateral agent (the "Collateral Agent"), on the other hand, with reference to the following facts and circumstances.

RECITALS:

WHEREAS, pursuant to that certain Pledge Agreement (“Pledge Agreement”) between Richter and PMG Capital Corp. (“PMG”) dated as of January, 2001, Richter pledged a total of 2,000,000 shares of the common stock of Penn Octane and the proceeds thereof (together with any shares thereafter issued to Richter by Penn Octane by way of a stock dividend, split or other distribution or reclassification of such shares or proceeds thereof) (the “Pledged Securities”) as collateral to secure the obligations of Richter pursuant to that certain Guaranty With Recourse Limited to Pledged Shares made by Richter in favor of PMG; and

WHEREAS, pursuant to that certain Letter Amendment dated January 13, 2004 and that certain Letter Amendment dated September 30, 2005 (collectively, the “Letter Amendments”) executed by Noteholders and Penn Octane, Noteholders consented to the substitution of The Law Offices of Kevin W. Finck as collateral agent in connection with the Promissory Notes, in place of PMG and its successor, Investec (US) Incorporated; and

WHEREAS, on September 30, 2004, Penn Octane distributed to Richter a total of 250,000 common units of Rio Vista Energy Partners L.P. (“Rio Vista”) with respect to the Pledged Securities in connection with the spin-off of Rio Vista by Penn Octane to the stockholders of Penn Octane;

WHEREAS, the purpose of this Agreement is to set forth certain additional terms between the parties in order to induce the Collateral Agent to accept its appointment pursuant to the Letter Amendments.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Acceptance by Collateral Agent

The Collateral Agent hereby accepts the appointment as collateral agent under the terms of this Agreement, the Pledge Agreement and the Letter Amendments and agrees to act on the terms and conditions hereinafter set forth. In the event of any conflict between any prior agreement involving the parties (including without limitation the Pledge Agreement and the Letter Amendments) and this Agreement, the terms of this Agreement shall control. The Collateral Agent shall have no obligation with respect to any Pledged Securities that are not delivered to him and shall have no obligation to take any action to compel such delivery.

Escrow Agreement
September 30, 2005

2.	Retention of Pledged Securities

Following delivery of the Pledged Securities to the Collateral Agent, the Collateral Agent shall hold the Pledged Securities consistent with the terms of the Pledge Agreement, the Letter Amendments and this Agreement. In fulfilling its obligations and responsibilities under this Agreement, the Collateral Agent shall not be required to look to any other agreements, understandings, or documents between the parties other than the Pledge Agreement, the Letter Amendments and this Agreement and shall rely exclusively upon the terms as stated therein.

3.	Rights and Responsibilities of Collateral Agent

The acceptance by the Collateral Agent of its duties hereunder is subject exclusively to the terms and conditions of the Pledge Agreement, the Letter Amendments, this Agreement and such other written instructions Richter, Penn Octane and Noteholders may jointly hereafter issue to the Collateral Agent. Without limiting the foregoing:

(a)
The Collateral Agent shall act hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any document(s) furnished to the Collateral Agent or any Pledged Securities deposited with it.

(b)
The Collateral Agent shall be protected in acting upon the Pledge Agreement, the Letter Amendments and this Agreement as well as any additional joint written instructions received from Richter, Penn Octane and Noteholders if Collateral Agent, in good faith, believes such instruments to be genuine and what they purport to be.

(c)
The Collateral Agent shall not be liable for any error of judgment or for any action taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith except its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)
Richter, Penn Octane and Noteholders agree to jointly and severally indemnify the Collateral Agent and hold the Collateral Agent harmless from and against any loss, liability, expenses (including reasonable attorneys' fees and expenses), claim, or demand arising out of or in connection with the performance of the obligations of Collateral Agent under this Agreement, the Pledge Agreement, and the Letter Amendments, and any instructions received pursuant thereto, except to the extent that any of the foregoing arise from the gross negligence or willful misconduct of the Collateral Agent as determined by a final and nonappealable judgment of a court of competent jurisdiction. These indemnities shall survive the resignation of the Collateral Agent or the termination or amendment of this Agreement.

Escrow Agreement
September 30, 2005

(e)
The Collateral Agent shall have no duties except those specifically set forth in the Pledge Agreement, the Letter Amendments and this Agreement. This Agreement, the Pledge Agreement and the Letter Amendments represents the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes any and all other and prior agreements between them.

(f)
The Collateral Agent shall have the right at any time it deems appropriate to deposit the Pledged Securities with and/or seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to adjudication.

(g)	Subject to the provisions of Section 3(d) above, the fees and expenses incurred by the Collateral Agent in connection with its services hereunder shall be paid by Penn Octane.

(h)
For purposes of this Agreement, the Pledge Agreement and the Letter Amendments, the Collateral Agent shall be entitled to rely upon notification or instruction from Amir Ecker, as representative of Noteholders, as if such notification or instruction was delivered by all Noteholders. The Collateral Agent shall also be entitled to give notice to all Noteholders by giving such notice to Amir Ecker.

4.	Release of Pledged Securities

The Collateral Agent shall release the Pledged Securities only in accordance with (i) the terms of the Pledge Agreement and the Letter Amendments, (ii) joint written instructions from the other parties to this Agreement, or (iii) an order of a court of competent jurisdiction.

5.	Acknowledgement and Consent

The parties to this Agreement acknowledge that the Collateral Agent acts as legal counsel to Penn Octane, Rio Vista and Richter personally. Nothing in this Agreement, the Pledge Agreement or the Letter Amendments shall be deemed to create a limitation on such representation, and such representation shall not be deemed a conflict with Collateral Agent’s obligations under this Agreement, the Pledge Agreement or the Letter Amendments. The parties hereto consent to the continued representation of Penn Octane, Rio Vista and Richter by the Law Offices of Kevin W. Finck. Noteholders hereby acknowledge and agree that nothing in this Agreement, the Pledge Agreement or the Letter Amendments shall be deemed to create an attorney-client relationship between Noteholders and the Law Offices of Kevin W. Finck and no such relationship exists.

Escrow Agreement
September 30, 2005

6.	Amendment

This Agreement may not be amended or supplemented and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

7.	Termination

The purpose of this Agreement and the terms hereof shall terminate upon the earlier of: Penn Octane’s full satisfaction of the Promissory Notes; joint written instruction from Richter, Penn Octane and Noteholders to terminate this Agreement; or the resignation of the Collateral Agent. Upon the termination of this Agreement, the Collateral Agent shall be relieved of any and all further obligations hereunder.

8.	Resignation

The Collateral Agent may resign at any time by giving thirty (30) days written notice of such resignation to Richter and Penn Octane, with instructions to Penn Octane to forward such notice to Noteholders within five (5) days. If no successor Collateral Agent has been named at the expiration of the thirty (30) day period, the Collateral Agent shall have no further obligation hereunder but shall have the option of continuing to hold the Pledged Securities until receipt of joint written instructions from the parties or seeking judicial resolution pursuant to Section 3(f) above. Upon notification by Richter, Penn Octane and Noteholders of the appointment of a successor, the Collateral Agent shall promptly deliver the Pledged Securities to such successor, and the duties of the resigning Collateral Agent shall thereupon in all respects terminate and it shall be released and discharged from all further obligations hereunder. Similarly, the Collateral Agent may be discharged from its duties as Collateral Agent under this Agreement upon thirty (30) days written notice jointly from Richter, Penn Octane and Noteholders and upon payment of any and all fees and other amounts that may be due to the Collateral Agent under this Agreement. In such event, the Collateral Agent shall be entitled to rely on instructions from Richter, Penn Octane and Noteholders as to the disposition and delivery of the Pledged Securities.

Escrow Agreement
September 30, 2005

9.	Execution

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument. Facsimile signatures shall have the same legal effect as original signatures.

10.	Miscellaneous

All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement nor limit or otherwise affect the meaning hereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions of this Agreement, the prevailing party shall be entitled to have and recover all costs and expenses of that action or suit, at trial or on appeal and in collection of judgment, including reasonable attorneys' fees, and any other professional fees resulting therefrom. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. The state and federal courts located in San Francisco County, California shall have sole jurisdiction in any action or suit arising out of or relating to this Agreement. The parties hereby consent to such jurisdiction and to venue in San Francisco County, California.

11.	Notices

All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	If to Richter:	Jerome B. Richter
335 Tomahawk Drive
Palm Desert, CA 92211

(b)	If to Penn Octane:	Penn Octane Corporation
Attn: Chief Executive Officer
77530 Enfield Lane, Building D
Palm Desert, CA 92211

Escrow Agreement
September 30, 2005

(c)	If to Noteholders:
Attn: Amir Ecker

(d)	If to Collateral Agent:	The Law Offices of Kevin W. Finck
Attn: Kevin W. Finck
Two Embarcadero Center, Suite 1670
San Francisco, CA 94111

Escrow Agreement
September 30, 2005

IN WITNESS THEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first indicated above.

JEROME B. RICHTER /s/ Jerome B. Richter Jerome B. Richter	PENN OCTANE CORPORATION By: /s/ Ian T. Bothwell Name: Ian T. Bothwell Title: Chief Financial Officer
LAW OFFICES OF KEVIN W. FINCK By: /s/ Kevin W. Finck Name: Kevin W. Finck Title: Principal

Escrow Agreement
September 30, 2005

NOTEHOLDERS

«FirstName» «LastName»
«Company»
«Company1»

By:

Its:

Date:

Promissory Note Amount:	$	«NoteAmt»

Name and Telephone Number of Noteholder: